File Pursuant to Rule 433
Registration Statement No. 333-138140-03
DaimlerChrysler Auto Trust 2008-A
Issuing Entity
Final Term Sheet
$1,040,300,000
Class A-2a, Class A-2b, Class A-3a, Class A-3b
and Class A-4 Asset Backed Notes
DaimlerChrysler Financial Services Americas LLC
Sponsor, Originator, Depositor and Servicer
     The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-877-858-5407.
     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

FREE WRITING PROSPECTUS
February 13, 2008
DaimlerChrysler Auto Trust 2008-A
Distributions payable monthly, beginning March 10, 2008
Trade Date: February 13, 2008
Settlement Date: February 21, 2008

The issuing entity will issue the following notes that will be backed by automobile and light duty truck receivables purchased directly from DaimlerChrysler Financial Services Americas LLC. Interest and principal will be payable on the 8th day of each month (or if the 8th day is not a business day, then on the next business day), commencing on March 10, 2008.

Total Notes Issued(1)

Class	Size	Rating	Price(3)	Coupon	Yield	Weighted	Expected	Legal	Cusip
		(Moody’s/				Average	Final	Final
		S&P/				Life to	Payment	Date
		Fitch/				Call	Date(4)
		DBRS)				(Years)(4)
A-1 Notes(2)	$350,000,000	P-1/A-1+/	100.00000%	3.15195%	3.15195%	0.28	Sep. 2008	Mar. 2009	233888AA4
		F1+/R-1(high)

A-2a Notes	$75,000,000	Aaa/AAA/	99.99381%	3.40%	3.431%	0.95	Jul. 2009	Oct. 2010	233888AB2
		AAA/AAA

A-2b Notes	$310,000,000	Aaa/AAA/	100.00000%	One-Month	One-Month	0.95	Jul. 2009	Oct. 2010	233888AC0
		AAA/AAA		LIBOR +	LIBOR +
				0.85%	0.85%

A-3a Notes	$275,000,000	Aaa/AAA/	99.9878%	3.70%	3.735%	2.05	Dec. 2010	Jun. 2012	233888AD8
		AAA/AAA

A-3b Notes	$190,000,000	Aaa/AAA/	100.00000%	One-Month	One-Month	2.05	Dec. 2010	Jun. 2012	233888AE6
		AAA/AAA		LIBOR +	LIBOR +
				1.05%	1.05%

A-4 Notes	$190,300,000	Aaa/AAA/	99.99435%	4.48%	4.524%	3.23	Oct. 2011	Aug. 2014	233888AF3
		AAA/AAA

Total Notes(5)	$1,507,400,000	n/a	$1,390,251,056 (3)	n/a	n/a	n/a	n/a	n/a	n/a

(1)	All of the notes issued, except the D notes, will be generally ERISA eligible, subject to important considerations described in the prospectus supplement and prospectus.

(2)	The A-1 notes are not being offered publicly or in this document.

(3)	Plus accrued interest from February 21, 2008; total is for offered notes.

(4)	At an ABS rate of 1.40%, and assuming the Servicer exercises its 10% clean-up call right.

(5)	The issuing entity will issue B, C and D notes that are not being offered publicly or in this document and will be initially held by an affiliate of the issuing entity.